UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 19, 2005

BEIJING MED-PHARM CORPORATION
(Exact name of registrant specified in its charter)

Delaware	000-51409	20-0434726

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania	19462

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code:	(610) 940-1675

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
     ☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On July 19, 2005, Beijing Med-Pharm Corporation (the “Company”) entered into an agreement with MCM Klosterfrau GmbH (“Klosterfrau”), which the parties subsequently amended on September 20, 2005 (as amended, the “Agreement”). The Agreement relates to various services to be provided by the Company as a consultant to Klosterfrau in connection with, among other things, applying with the State Food and Drug Administration of the People’s Republic of China (the “SFDA”) to register Klosterfrau’s products Med-Angin and Med-Bronchol (together, the “Products”) and assisting Klosterfrau in obtaining import drug licenses for the Products by the end of 2008.
     Pursuant to the Agreement, Klosterfrau is obligated to make the following milestone payments to the Company in consideration for the Company’s services described above:
•	$35,000 within a week after contracting;

•	$35,000 within a week after submitting the application to the SFDA;

•	$30,000 within a week after commencing a quality control analysis;

•	$15,000 within a week after the review and acceptance of Product samples by the National Institute for the Control of Pharmaceutical and Biological Products;

•	within a week of receipt from the SFDA of the approval document for the clinical trials for the Products, an amount (estimated in the Agreement to be approximately $220,000) equal to the sum of the total expenses related to the clinical trials for the Products plus a service charge of 10% of the amount of such total expenses; and

•	$5,000 within a week after receiving the import drug licenses relating to the Products.
     The Agreement will terminate automatically upon the registration of the Products with the SFDA and Klosterfrau’s payment of all amounts owed to the Company. In addition, a party that breaches the Agreement will be required to pay to the non-breaching party an amount equal to 30% of all amounts paid by the non-breaching party to the breaching party at the time of the breach.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEIJING MED-PHARM CORPORATION

Date:	September 23, 2005	By:	FRED M. POWELL

Name: Fred M. Powell
		Title:	Chief Financial Officer